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                                                                  EXECUTION COPY

                           MEMORANDUM OF UNDERSTANDING


            This Memorandum of Understanding ("MOU") is entered into as of this 3rd day of August, 2000 by and among Teleglobe Inc. ("TELEGLOBE"), Teleglobe Mobile Partners ("TMP"), Orbital Sciences Corporation ("ORBITAL"), Orbital Communications Corporation ("OCC") and ORBCOMM Global, L.P. ("ORBCOMM").

            WHEREAS, ORBCOMM is engaged in the business of constructing, operating and marketing a satellite communications system of low-Earth orbit satellites intended to provide data communications services throughout the world (the "ORBCOMM SYSTEM");

            WHEREAS, the ORBCOMM System is in commercial service but has not yet achieved sufficient cash flow to enable it to fund its continuing operations;

            WHEREAS, Teleglobe has been providing capital to ORBCOMM through its indirect wholly owned subsidiary, TMP, the sole general partner of ORBCOMM, to fund ORBCOMM's operations;

            WHEREAS, Teleglobe has advised ORBCOMM that it is no longer in a position to continue to provide equity capital to ORBCOMM;

            WHEREAS, efforts by Teleglobe, TMP, Orbital, OCC and ORBCOMM to obtain alternative sources of equity funding for ORBCOMM over the past several months have not yet been successful; and

            WHEREAS, the parties have been engaged in active discussions concerning how to maintain ORBCOMM's business and preserve the value of the ORBCOMM System pending receipt of a new equity investment and/or a sale of ORBCOMM.

            NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby memorialize their mutual understandings as follows:

            1. Business Plan. ORBCOMM, in consultation with Teleglobe and Orbital, has developed a plan for the ORBCOMM business that contemplates the continued operation of all critical functions relating to the ORBCOMM System, the substantial reduction of costs associated with noncore operations and the termination of nonessential aspects of the business. A copy of such plan (the "BUSINESS PLAN") is attached hereto as EXHIBIT A. ORBCOMM will devote its commercially reasonable efforts to the prompt and successful implementation of the Business Plan, subject to such reasonable
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modifications as may hereafter be developed by ORBCOMM in consultation with and with prior approval from Teleglobe and Orbital.

            2. Restructuring Arrangements.

               (a) Orbital agrees to continue actively to pursue discussions with potential investors in ORBCOMM. Orbital further agrees to consider facilitating the infusion of additional equity into ORBCOMM by issuing a security of Orbital that would be convertible into an equity interest in ORBCOMM, with the proceeds of such issuance to be directed to ORBCOMM. Teleglobe and ORBCOMM agree to support such efforts by Orbital and to cooperate with Orbital in order to obtain such new equity investment as promptly as practicable. The parties will endeavor to close a transaction with a new equity investor on or before September 15, 2000.

               (b) ORBCOMM agrees to work with its creditors to restructure its debt in a manner consistent with the Business Plan and with the objectives of any potential new equity investor. In connection therewith, ORBCOMM will (i) after consultation with Teleglobe and Orbital, engage such investment bankers and/or other professional advisers/managers as may be appropriate to assist ORBCOMM in implementing the Business Plan and restructuring its indebtedness, and (ii) take such other steps as may be appropriate to prepare for an orderly filing under Chapter 11 of the United States Bankruptcy Code, if necessary, with the objective of minimizing disruption to the ORBCOMM business. ORBCOMM and Orbital agree that such a filing may be made at Teleglobe's sole election; provided that prior to any such filing ORBCOMM shall have received the Interim Financing (as defined below) and expended such financing substantially in accordance with the Business Plan.

            3. Teleglobe Financing Arrangements.

               (a) Commencing immediately, Teleglobe will provide or cause to be provided an aggregate of $17 million of debt financing to ORBCOMM as follows: interim debt financing, which may be secured consistent with the existing contractual obligations of ORBCOMM (the "INTERIM FINANCING"), to enable ORBCOMM to meet payroll, severance, employee benefits, withholding taxes, rent, utilities and other obligations integral to ORBCOMM's continuing operations in accordance with the Business Plan, and to pay expenses incurred in preparation for a potential Chapter 11 filing; and continuing reorganization financing (the "REORGANIZATION FINANCING"), which may, at Teleglobe's discretion, take the form of debtor-in-possession financing ("DIP FINANCING"), subject to Bankruptcy Court approval. (The Interim Financing and the Reorganization Financing are sometimes hereinafter collectively called the "TELEGLOBE FINANCING".) The Interim Financing shall be in an aggregate amount of $8 million and shall be provided under a Bridge

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Credit Agreement substantially in the form attached hereto as EXHIBIT B, under which ORBCOMM shall be entitled to receive an immediate drawing/advance of $4,950,000 to be used consistent with the funding requirements identified in the Business Plan. The remaining amount of $3,050,000 (the "SECOND ADVANCE") shall be advanced on the business day immediately following the receipt by ORBCOMM of a fairness opinion relating to the Interim Financing pursuant to the terms of the Indenture governing the outstanding senior notes of ORBCOMM, with the only condition to such Second Advance being the receipt of such fairness opinion. The Reorganization Financing shall be advanced from time to time upon the request of ORBCOMM consistent with the Business Plan and applicable Bankruptcy Court orders (if the Reorganization Financing takes the form of DIP Financing), all pursuant to loan, security and other legal documentation reasonably satisfactory in form and substance to Teleglobe.

               (b) Teleglobe agrees that, notwithstanding any priority to which it would otherwise be entitled, Teleglobe will, in conjunction with a restructuring of ORBCOMM that includes receipt of a new equity infusion and conversion to equity of all of ORBCOMM's obligations under its procurement agreements with Orbital, convert or cause to be converted both the Interim Financing and the Reorganization Financing into ORBCOMM equity, subject to paragraph 5(b) below; provided, that Teleglobe reserves all of its rights in respect of recovery of the Interim Financing and Reorganization Financing in connection with any other restructuring/reorganization (i.e., a sale) of ORBCOMM.

            4. Dismissal of Teleglobe/BCE Inc. lawsuits. At such time as Teleglobe has fully funded the $17 million of Teleglobe Financing, Orbital agrees (a) to dismiss with prejudice the lawsuit filed on June 27, 2000 in the United States District Court for the Eastern District of Virginia against Teleglobe and BCE Inc. (the "VIRGINIA ACTION"), (b) to withdraw the demand letter sent to Teleglobe on June 8, 2000 demanding payment of certain amounts owing to Orbital under the procurement agreements and (c) to join with Teleglobe, TMP and OCC in exchanging appropriate mutual releases covering the claims asserted by Orbital in such demand letter and any similar claims of Teleglobe or TMP against Orbital or OCC. Pending such dismissal, withdrawal and exchange of releases (and subject to (A) continuing compliance by Teleglobe and TMP with the terms of this MOU and (B) the full funding of the Interim Financing on or before August 15, 2000), (i) neither Orbital nor OCC will take any action to prosecute the Virginia Action (except that they may, if necessary to preserve the action, effect service of the Complaint on Teleglobe) or pursue the claims asserted in the aforementioned demand letter; and (ii) to the extent necessary to relieve Teleglobe and BCE Inc. from any obligation to file responsive pleadings in the Virginia Action, Orbital and OCC shall consent to extensions of time or shall, if necessary, dismiss the Virginia Action without prejudice, subject, if Orbital and OCC so request, to execution


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by Teleglobe and BCE Inc. of an appropriate tolling agreement extending any and all limitations periods otherwise applicable to any of the claims asserted in the Virginia Action.

            5. Implementation of Plan of Reorganization.

               (a) Orbital agrees, in conjunction with the reorganization of ORBCOMM, (i) to make itself available to serve on ORBCOMM's unsecured creditors' committee and (ii) if the restructuring/reorganization of ORBCOMM provides for a new equity infusion (as opposed to a sale of the business), to convert all of its claims whatsoever against ORBCOMM under Orbital's procurement agreements with ORBCOMM into equity of the reorganized ORBCOMM.

               (b) Effective upon the implementation of any restructuring/reorganization plan that provides for conversion of Orbital and Teleglobe/TMP claims to equity in conjunction with an infusion of additional equity, as contemplated in paragraphs 3(b) and 5(a), Orbital and Teleglobe will adjust their equity allocations so that of the combined equity in the reorganized ORBCOMM received by Orbital upon conversion of its procurement agreement claims and received by Teleglobe/TMP upon conversion of the Teleglobe Financing (whatever the level of that combined equity), Orbital will have 60% and Teleglobe/TMP 40%; provided that Teleglobe/TMP will have no obligation to be more than a passive investor in the reorganized company, and further provided that the equity interest in the reorganized ORBCOMM received by Teleglobe/TMP upon conversion of the Teleglobe Financing shall correspond in all other respects to the equity interest received by Orbital upon conversion of its procurement agreement claims.

            6. Employee Retention. ORBCOMM, in consultation with Orbital and Teleglobe, agrees to take such actions as are reasonably necessary to retain and motivate key ORBCOMM employees, which may include the establishment of an ORBCOMM employee stock option plan.

            7. Miscellaneous.

               (a) SUCCESSORS AND ASSIGNS. This MOU and the rights and obligations set forth herein shall not be assignable by the parties. The provisions of this MOU shall, except as otherwise provided herein, enure to the benefit of and be binding upon the parties and their respective successors and each and every person so bound shall make, execute and deliver all documents necessary to carry out this MOU.

               (b) PUBLIC ANNOUNCEMENT. Except as provided herein or as required by law, no press release related to this MOU or the transactions contemplated herein shall be issued without the joint approval of Teleglobe and Orbital.


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               (c) FURTHER ASSURANCES. Each party shall do such acts and shall execute such further documents as are within its power as any other party may in writing at any time and from time to time reasonably request be done or executed, in order to give full effect to the provisions of this MOU.

               (d) REQUIREMENT OF DEFINITIVE DOCUMENTATION. Each of the parties hereto agrees that the provisions of Paragraphs 2, 3, 4, 5, and 6 of this MOU do not contain all material terms that must be agreed upon in order to implement the arrangements contemplated by such paragraphs and are therefore subject to the preparation, negotiation and execution of definitive agreements and documents. Each of the parties hereto agrees to negotiate such definitive agreements and documents in good faith. This MOU provides the basis upon which the parties shall negotiate the terms of definitive agreements and documents; but to the extent that such definitive agreements and documents may be inconsistent with this MOU, the terms of such definitive agreements and documents shall take priority.

               (e) GOVERNING LAW. This MOU shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (but not including the choice-of-law rules thereof).

               (f) LIMITATION ON BENEFITS. Paragraphs 3(b), 4 and 5 of this MOU are solely for the benefit of Teleglobe and Orbital and their respective affiliates, excepting ORBCOMM. Other than as set forth in Paragraph 4 with respect to BCE Inc., no third party is entitled to the benefit of any of the promises made herein or entitled to enforce such provisions against Orbital and its affiliates or Teleglobe and its affiliates.

               (g) COUNTERPARTS. This MOU may be executed in one or more counterparts each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.


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               (h) IN WITNESS WHEREOF the parties have executed this Memorandum of Understanding as of the date set out above.

                                    ORBITAL SCIENCES CORPORATION



                                    By:  _____________________________________
                                    Name:  ___________________________________
                                    Title:  __________________________________

                                    ORBITAL COMMUNICATIONS CORPORATION



                                    By:  _____________________________________
                                    Name:  ___________________________________
                                    Title:  __________________________________

                                    TELEGLOBE INC.



                                    By:  _____________________________________
                                         Andre Bourbonnais
                                         Executive Vice President, Chief Legal
                                         Officer and Corporate Secretary

                                    TELEGLOBE MOBILE PARTNERS,
                                    by its General Partner
                                    TELEGLOBE MOBILE INVESTMENT INC.



                                    By:  _____________________________________
                                         Andre Bourbonnais
                                         President

                                    ORBCOMM GLOBAL, L.P.



                                    By:  ____________________________________
                                         Scott Webster
                                         President, Chief Executive Officer


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